Exhibit 99.1

SYNCHRONY FINANCIAL
MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE THIRTEEN MONTHS ENDED
(unaudited, $ in billions)

The following table provides monthly charge-off and delinquency statistics as of and for each of the thirteen months ended October 31, 2019.
The decrease in the over-30 day loan delinquencies as a percentage of period-end loan receivables (the “30+ delinquency rate”) at October 31, 2019 compared to the same period in the prior year is primarily due to the sale of the Walmart consumer portfolio in October 2019.

The decrease in net charge-offs for the month ended October 31, 2019 compared to the same period in the prior year, is primarily due to the sale of the Walmart consumer portfolio in October 2019 and an increase in recoveries, partially offset by the purchase accounting benefit in the prior year associated with the PayPal Credit program which was acquired in July 2018.

	Oct 31, 2019	Sep 30, 2019	Aug 31, 2019	Jul 31, 2019	Jun 30, 2019	May 31, 2019	Apr 30, 2019	Mar 31, 2019	Feb 28, 2019	Jan 31, 2019	Dec 31, 2018	Nov 30, 2018	Oct 31, 2018

Period-end loan receivables	$83.6	$83.2	$83.1	$82.6	$81.8	$81.5	$80.7	$80.4	$80.9	$82.6	$93.1	$90.5	$88.2
Average loan receivables, including held for sale	$85.5	$91.1	$90.6	$89.9	$89.5	$88.7	$88.2	$88.2	$90.0	$91.5	$92.0	$88.6	$87.3

30+ days past due as a % of period-end loan receivables	4.5%	4.5%	4.4%	4.4%	4.4%	4.5%	4.6%	4.9%	5.2%	5.2%	4.8%	4.9%	4.8%
Adjustment to exclude Walmart portfolio(1)	—%	(0.1)%	(0.2)%	(0.3)%	(0.4)%	(0.5)%	(0.5)%	(0.5)%	(0.5)%	(0.6)%	(0.3)%	(0.3)%	(0.3)%
Core 30+ delinquency rate(1)	4.5%	4.4%	4.2%	4.1%	4.0%	4.0%	4.1%	4.4%	4.7%	4.6%	4.5%	4.6%	4.5%

Net charge-offs (annualized) as a % of average loan receivables, including held for sale(2)	4.9%	5.3%	5.4%	5.4%	5.4%	6.1%	6.5%	6.4%	6.1%	5.7%	5.8%	5.5%	5.3%
Recovery adjustment(3)	0.2%	—%	(0.1)%	—%	0.1%	—%	—%	(0.3)%	0.3%	—%	(0.1)%	0.1%	—%
Adjusted net charge-offs as a % of average loan receivables, including held for sale(4)	5.1%	5.3%	5.3%	5.4%	5.5%	6.1%	6.5%	6.1%	6.4%	5.7%	5.7%	5.6%	5.3%

(1) Core 30+ delinquency rate is a non-GAAP financial measure. This measure represents the Company’s 30+ days past due loan receivables as a percentage of period-end loan receivables, adjusted to exclude the delinquent accounts related to the Walmart portfolio and the effects of the reclassification of loan receivables related to the Walmart portfolio to loan receivables held for sale. The loan receivables held for sale did not include certain loan receivables we expected to charge-off prior to the sale date, leading to a temporary increase in our delinquency metrics. We believe the presentation of this measure is useful to investors as it represents the measure more indicative of the performance of our ongoing credit programs for the periods presented.

(2) Charge-offs are executed on charge-off cycle dates which occur on various days during each calendar month. The number of different charge-off cycle dates in each month varies based on such factors as the calendar and the timing of billing cycles. As a result, the amount of charged-off loan receivables can vary between monthly periods with no corresponding change in the performance of the portfolio. The following table sets forth the number of different charge-off cycle dates for our consumer credit card loan receivables, which represent greater than 95% of total period-end loan receivables at October 31, 2019, for the calendar months indicated.

	2018	2019
January	29	28
February	28	28
March	25	28
April	30	28
May	28	28
June	26	28
July	30	29
August	28	27
September	28	28
October	29	28
November	27	26
December	28	30
(3) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period. The adjustments for periods other than for the last month of each calendar quarter incorporate estimated recoveries for the applicable full quarterly reporting period. Such estimates are subject to change within each applicable quarter and may differ from actual quarterly results.

(4) Adjusted net charge-offs represent a non-GAAP financial measure. Adjusted net charge-offs as a % of average loan receivables, including held for sale, represent the Company's net charge-off rate for each month including the 'recovery adjustment' defined above. We believe the presentation of this measure is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.

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